Exhibit 4.12

IACT Asia Pacific Limited

c/o IAC/InterActiveCorp

152 West 57th Street

42nd Floor

New York, New York 10019

October 1, 2004

eLong, Inc.

Block B, XingKe Plaza

10 Jiuxianqiao Zhonglu

Chaoyang District, Beijing 100016

People’s Republic of China

Telecopy No.: (8610) 64386830

Attention: Chief Executive Officer

With a copy to:

Goulston & Storrs, A Professional Corporation

400 Atlantic Avenue

Boston, MA 02110

Telecopy No.: (617) 574-4112

Attention: Timothy B. Bancroft, Esq.

Dear Mr. Tang:

Reference is hereby made to Sections 8.1 and 10.9 of the Investors Agreement, dated as of July 23, 2004 (the “Investors Agreement”), among eLong, Inc. (the “Company”), IACT Asia Pacific Limited (“IAC”) and the other shareholders of the Company named therein. Capitalized terms used in this letter agreement (the “Letter Agreement”) and not defined in this Letter Agreement shall have the meanings ascribed to such terms in the Investors Agreement.

Pursuant to Sections 8.1 and 10.9 of the Investors Agreement, the undersigned hereby notifies the Company that it consents to the Stock Option Issuances. “Stock Option Issuances” means the issuance by the Company to (i) Richard Chen of options to purchase 150,000 Ordinary Shares pursuant to the stock option agreement attached hereto as Exhibit A, (ii) Frank Zheng of options to purchase 100,000 Ordinary Shares pursuant to the stock option agreement attached hereto as Exhibit B and (iii) IAC of options to purchase 260,204 Ordinary Shares pursuant to the stock option agreement attached hereto as Exhibit C (the “IAC Stock Option Agreement”), in the case of each of (i), (ii), and (iii), to be issued simultaneously with the execution and delivery of this Letter Agreement.

Reference is also hereby made to the Warrant Agreement, by and between the Company and IAC, dated as of August 4, 2004 (the “Warrant Agreement”). Each of the Company and IAC hereby agree that for all purposes under the Warrant Agreement, the term “Option” shall mean, collectively, (a) the option to purchase 711,429 Ordinary Shares pursuant to the Stock Option

Agreement, by and between the Company and IAC, dated August 4, 2004 and (b) the option to purchase 260,204 Ordinary Shares pursuant to the IAC Stock Option Agreement.

This Letter Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

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IN WITNESS WHEREOF, each of the Company and IAC have executed and delivered this Letter Agreement as of the day and year first written above.

IACT Asia Pacific Limited

By:
Name:
Title:

ACCEPTED AND AGREED:

eLong, Inc.

By:
Name:
Title: